Exhibit 99.1

FOR IMMEDIATE RELEASE

Perini Corporation Acquires Keating Building Corporation

•	Acquisition Supports Perini’s Growth in the Northeast and Mid-Atlantic Markets

•	Keating Anticipates FY2008 Revenues of Approximately $425 Million and Backlog of $860 Million

Framingham, MA – January 15, 2009 - Perini Corporation (NYSE:PCR), a leading building, civil construction and construction management company, today announced that it has completed the acquisition of Keating Building Corporation, a privately held construction, construction management and design/build company, with anticipated fiscal year 2008 revenues of approximately $425 million and a backlog of $860 million. Under the terms of the transaction, Perini acquired 100% of the company’s stock for $43 million in cash plus an amount to be determined based on the operating results for 2009 – 2011.

Based in Philadelphia and covering the major construction markets of the Northeast and Mid-Atlantic states, Keating Building Corporation has grown since its founding in 1976 to become one of the largest general building contractors in its region of operation. Licensed to provide construction services in Pennsylvania, Connecticut, New Jersey, Delaware, Maryland, Florida, Virginia, Texas, and the District of Columbia, Keating Building Corporation has a history of successfully completed corporate campuses, gaming, hospitality, education, pharmaceutical and institutional projects.

Keating Building Corporation is expected to operate as a wholly owned subsidiary of Perini Corporation and will continue to be managed by its current senior management team.

Ronald N. Tutor, Perini’s Chairman and CEO, said: “We are very pleased to announce this transaction, which expands our building construction market presence in the Eastern half of the United States, including the important Northeast and Mid-Atlantic regions. We expect to realize significant synergies from the acquisition by deploying Keating’s resources in the regional gaming, hospitality and public works building markets in the Eastern U.S.”

“Keating Building Corporation has a strong corporate culture that values personal relationships and an excellent reputation for delivering the highest quality work on schedule and within budget. Daniel J. Keating III, President and CEO, has created a single source of value-enhancing services in delivering project development, construction management and design/build services.”

Keating Building Corporation employs over 250 professional staff in its market areas. Perini Corporation stated that the transaction will be financed through the use of cash on hand and recently expanded borrowing capacity.

About Perini Corporation

Perini Corporation is a leading construction services company offering diversified general contracting, construction management and design/build services to private clients and public agencies throughout the world. We have provided construction services since 1894 and have established a strong reputation within our markets by executing large complex projects on time and within budget while adhering to strict quality control measures.

We offer general contracting, pre-construction planning and comprehensive project management services, including the planning and scheduling of the manpower, equipment, materials and subcontractors required for a project. We also offer self-performed construction services including sitework, concrete forming and placement, steel erection, and electrical and mechanical, plumbing and HVAC. We are known for our hospitality and gaming industry projects, municipal offices, sports and entertainment, educational, transportation, healthcare, biotech, pharmaceutical and high-tech facilities, as well as large and complex civil construction projects and construction management services to U.S. military and government agencies.

The statements contained in this Release that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 including, without limitation, statements regarding the Company’s expectations, hopes, beliefs, intentions or strategies regarding the future. These forward-looking statements are based on the Company’s current expectations and beliefs concerning future developments and their potential effects on the Company. There can be no assurance that future developments affecting the Company will be those anticipated by the Company. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond the control of the Company) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to; the future performance of Keating Building Corporation, the ability to realize the expected synergies resulting from the acquisition in the amounts or in the timeframe anticipated; the ability to integrate Keating Building Corporation’s businesses into those of the Company in a timely and cost efficient manner; the potential delay, suspension, termination, or reduction in scope of a construction project; the continuing validity of the underlying assumptions and estimates of total forecasted project revenues, costs and profits and project schedules; the outcomes of pending or future litigation, arbitration or other dispute resolution proceedings; the availability of borrowed funds on terms acceptable to the Company; the ability to retain certain members of management; the ability to obtain surety bonds to secure its performance under certain construction contracts; possible labor disputes or work stoppages within the construction industry; changes in federal and state appropriations for infrastructure projects; possible changes or developments in worldwide or domestic political, social, economic, business, industry, market and regulatory conditions or circumstances; and actions taken or not taken by third parties, including the Company’s customers, suppliers, business partners, and competitors and legislative, regulatory, judicial and other governmental authorities and officials. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

Contact Information

Perini Corporation

73 Mount Wayte Ave.

Framingham, MA 01701

(508) 628-2295

Robert Band

President and Chief Operating Officer

Kekst and Company, Inc.

437 Madison Avenue

New York, NY 10022

(212) 521-4873

Tom Davies

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